Exhibit 10.2

August 28, 2020

Ms. Shalini Sharp

Executive Vice President and Chief Financial Officer

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court

Novato, CA 94949

Re: Amendment No. 1 to Transition Letter Agreement

Dear Shalini:

On behalf of Ultragenyx Pharmaceutical Inc. (the “Company”), I am pleased to present to you this Amendment No. 1 to the Transition Letter Agreement (this “Amendment”), which amends the Transition Letter Agreement with you dated March 5, 2020 (the “Transition Letter Agreement”) as follows:

1. The first introductory paragraph in the Transition Letter Agreement is hereby amended by replacing the reference to “September 2, 2020” with the term “November 2, 2020”.

2. Section 2 in the Transition Letter Agreement under the heading “Termination of Employment” is hereby deleted in its entirety and replaced with the following:

“Your employment with the Company will terminate effective as of May 2, 2021, or such earlier date following the Officer Resignation Date that you and the Company mutually agree in writing (such date, the “Separation Date”).

3. Section 5 in the Transition Letter Agreement under the heading “Equity Awards” is hereby deleted in its entirety and replaced with the following:

“You will not be entitled to any future equity award grants from the Company. However, your outstanding equity awards consisting of options to purchase Company shares (“Options”), shares of restricted stock units (“RSUs”), and performance stock units (“PSUs”) shall continue to vest during the Transition Period. Further, all Options, RSUs and PSUs held by you that are unvested as of the Separation Date shall continue to vest in accordance with the terms thereof for a period of four months following your Separation Date (“Vesting Expiration Date”). In addition, as long as you confirm your acceptance of the terms in this letter agreement and you sign the Transition Agreement in the form attached hereto as Exhibit A, all vested Options, RSUs and PSUs held by you as of the

www.ultragenyx.com Transforming good science into great medicine for rare genetic diseases

Vesting Expiration Date shall remain exercisable until the date that is 120 days after the Vesting Expiration Date (or if earlier, the original expiration date of such awards).”

4. Exhibit A of the Transition Letter Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

5. Except as expressly amended herein, all terms and provisions of the Transition Letter Agreement shall remain in full force and effect.

6. In the event of a conflict between the provisions of this Amendment and the provisions of the Transition Letter Agreement, the provisions of this Amendment shall control.

7. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

8. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument

Sincerely,

/s/ Emil D. Kakkis, M.D., Ph.D.

____________________________________

Name: Emil D. Kakkis, M.D., Ph.D.

Title: President and Chief Executive Officer

I voluntarily accept and agree to terms and conditions of this Amendment.

/s/ Shalini Sharp August 30, 2020

Shalini Sharp Date

Exhibit A

Form of Transition Agreement

CONFIDENTIAL TRANSITION AGREEMENT AND GENERAL RELEASE

This Confidential Transition Agreement and General Release (this “Agreement”) is hereby entered into by and between Shalini Sharp, an individual (the “Employee”), and Ultragenyx Pharmaceutical Inc., on behalf of itself and all of its affiliated entities (collectively, the “Company”).

1. Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth calendar day after it has been executed by both of the parties (the “Effective Date”), unless the Specified Sections (as defined in Section 12(c), below) have been timely and properly revoked as provided in Section 12(c) before the Effective Date.

2. Separation from Employment. The Employee has been employed by the Company as its Executive Vice President and Chief Financial Officer on an at-will basis pursuant to the employment offer letter between the Company and the Employee dated as of March 12, 2012, as amended by the Amendment to the offer letter dated as of August 8, 2014 (the “Employment Agreement”). The Employee separated from her employment with the Company, effective at the close of business on _________, 2021 (the “Separation Date”). The parties hereto agree that the Employment Agreement shall be terminated as of the Separation Date.

3. Continuation of Benefits After the Separation Date. The Employee’s coverage under the Company’s health care benefits plans will end on the Separation Date, but the Employee shall have the right to continue her group health benefits coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Separation Date, the Employee will no longer be eligible for, receive, accrue, or participate in any benefits or benefit plans provided by the Company, including, without limitation, the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Employee’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the applicable plan documents.

4. Final Wages. The Company timely paid the Employee the unpaid portion of her annual salary earned through the Separation Date and for all earned and unused vacation time by having a check for this amount available for pick-up by, or, at her option, sending it to the Employee by overnight mail or direct deposit transfer on, that date.

5. Transition Bonus Payment. Subject to the limitations in this Section 5, in return for the Employee’s promises in this Agreement, the Company will provide the Employee with a target bonus representing 45% of the Employee’s annual base salary of $501,900 (the “Transition Bonus Payment”), with the amount of the Transition Bonus Payment to be determined based on the Company’s actual results against the Company’s financial and other corporate goals of the Company’s bonus plan for fiscal year 2020 and provided that bonuses are awarded to other Company executives. The Transition Bonus Payment will be paid in a single, lump-sum payment at the same time that bonuses for 2020 are paid to other executives, as long as this Agreement has become effective. For the avoidance of doubt, the Transition Bonus Payment will not be due or payable by the Company to Employee in the event the bonus for 2020 performance has already been paid to Employee at or prior to the Effective Date.

6. Stock Options, Restricted Stock Units and Performance Stock Units. As of the date of this Agreement, the Employee holds certain options (the “Options”) to purchase Company shares, shares of restricted stock units (the “RSUs”) and performance stock units (“PSUs”). Any Options, RSUs and PSUs that are unvested as of the Separation Date will continue vesting in accordance with the terms thereof for a period of four months following the Separation Date (the “Vesting Expiration Date”). All vested Options, RSUs and PSUs held by Employee as of the Vesting Expiration Date shall remain exercisable until the date that is 120 days after the Vesting Expiration Date (or if earlier, the original expiration date of such awards) (such date, the “Award Expiration Date”). Any vested Options, RSUs and PSUs not exercised by the Award Expiration Date will thereafter immediately terminate and be forfeited. For the avoidance of doubt, any portion of the Employee’s Options, RSUs and PSUs that were not vested as of the Vesting Expiration Date shall terminate and be forfeited as of the Vesting Expiration Date.

7. Acknowledgement of Total Compensation and Indebtedness. The Employee acknowledges and agrees that the cash payments in Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Employee claims or could claim to have earned or claims or could claim is owed to her as a result of her employment by the Company through the Separation Date, including any bonus or other incentive compensation.

8. Tax Consequences. The Employee acknowledges that the Company has not made any representations to her about, and that she has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code.

9. Releases.

(a) (i) Except as otherwise expressly provided in this Agreement, the Employee, for herself and her heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company, its parents, affiliates, subsidiaries, predecessors, successors and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, successors and assigns (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent (“Claims”), which the Employee or any of the Employee’s Affiliates has or may have or may claim to have against the Releasees by reason of any matter, cause, or thing whatsoever, under any law or contract from the beginning of time to the Effective Date.

(ii) the Company for itself and its parents, affiliates, subsidiaries and predecessors (the “Company Affiliates”) represents and agrees that as of the date this Agreement is signed it is not aware of any acts, omissions, conduct or factual basis for any Claims against Employee, and therefore, the Company on behalf of itself and the Company Affiliates further represents and agrees that it has no intention of pursing any Claim against the Employee. Notwithstanding the foregoing, the parties agree that the representations provided for in this Section 9(a)(ii) exclude and do not apply to any Claims that are unknown as of the date this Agreement is signed.

(b) Governmental Agencies.  Notwithstanding the release of claims language set forth in this Section 9, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

(c) Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that the Employee has to indemnification by the Company with respect to which the Employee may be eligible as provided in California Labor Code section 2802, any indemnification agreement signed by the Employee, any coverage for the benefit of the Employee under the Company’s director and officer insurance policy, or any other applicable source.

10. Waiver of Civil Code Section 1542.

(a) The Employee understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected. The Employee expressly waives and relinquishes any and all rights she may have under any law designed to prevent the waiver of unknown claims, such as California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(b) It is the intention of the Employee through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11. Release of Federal Age Discrimination Claims by the Employee. The Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which she might otherwise have had against the Company or any of the other Releasees regarding any actions which occurred prior to the Effective Date.

12. Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, the Employee hereby is advised of and acknowledges the following:

(a) The Employee has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b) The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney; and

The Employee has seven (7) calendar days after signing this Agreement to revoke Sections 7, 9, 10 and 11 of this Agreement (collectively, the “Specified Sections”), which must be revoked in their entirety and as a group, and the Specified Sections of this Agreement (as a group) will not be effective until that revocation period has expired without exercise. The Employee agrees that in order to exercise her right to revoke the Specified Sections of this Agreement within such seven (7) day period, she must do so in a signed writing delivered to the Company’s Vice President of Human Resources, Bee Nguyen, by email sent to: bnguyen@ultragenyx.com before the close of business on the seventh calendar day after she signs this Agreement. If the Employee timely revokes the Specified Sections of this Agreement, she will not receive any portion of the Transition Bonus Payment or other benefits under this Agreement.

13. Confidentiality of Agreement. After the execution of this Agreement by the Employee, neither the Employee, her attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity except to the extent previously publicly disclosed by the Company; provided, however, that the foregoing shall not prevent such disclosures by the Employee to her attorney, tax advisors and/or her spouse, or as may be required by law. The Company agrees that it will not disclose the terms of or amount paid under this Agreement to any individual or entity who does not have a legitimate business need to know; provided, however, that the foregoing shall not prevent such disclosures by the Company as may be required by law, including without limitation, pursuant to any rule or regulation by the Securities and Exchange Commission.

14. No Filings. The Employee warrants that as of the date of execution of this Agreement, she has not commenced, filed, participated in, offered testimony, or assisted any investigation, hearing, or proceeding (including any whistleblower proceeding) before any federal, state, or local government agency relating to the Company. In addition, to the maximum extent permitted by law, the Employee agrees that if any lawsuits or claims, charges or complaints are made against the Company or the other Releasees with any local, state or federal agency or court in whole or in part on her behalf, the Employee shall not be entitled to recover any individual monetary relief or other individual remedies, and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or any agency purports to bring any legal proceeding, in whole or in part, on behalf of the Employee based upon events occurring prior to the execution of this Agreement, the Employee will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.  The Employee further warrants that she has disclosed, or will disclose prior to the execution of this Agreement, any and all known or suspected violations of law.  Such disclosure must include how she has firsthand knowledge of the known or suspected violation.  If the Employee previously reported such known or suspected violation, such disclosure must also include who the violation was previously reported to and how such violation has not been cured. The Employee also agrees that to the maximum extent allowed by law she will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company or the other Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding. This Section 14 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 11 of this Agreement.

15. Confidential and Proprietary Information.

(a) The Employee acknowledges that during the course of or related to her employment with the Company she was provided access to certain confidential and/or proprietary information regarding the Company and its business that is not generally known outside of the Company and that would not otherwise have been provided to her (collectively, “Confidential and Proprietary Information”). Confidential and Proprietary Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): legal strategies and advice; trade secrets; inventions; processes; formulae; programs; technical data; financial information; research and product development; marketing and advertising plans and strategies; customer identities, lists, and confidential information about customers and their buying habits; confidential information about prospects, suppliers, distributors, vendors, and key employees; personal information relating to the Company’s employees; mailing and email lists; and any other confidential, proprietary and or attorney-client privileged information relating to the Company or its business. The Employee agrees that the Confidential and Proprietary Information is the sole property of the Company. The Employee further agrees that she will not disclose to any person or use any such Confidential and Proprietary Information without the written consent of the Company’s General Counsel. If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Confidential and Proprietary Information, or if she is contacted by any third person requesting such information, she will notify the Company’s General Counsel as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof. The Employee acknowledges that certain rights and obligations set forth in the Employee’s Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) extend beyond the Separation Date. In the event that any provision of this Section 15(a) or any other provision of this Agreement conflicts with the Confidential Information Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company shall control.

(b) The Employee represents and warrants that she has returned all files, customer lists, financial information, mobile devices, computers (and related passwords), and other property of the Company that were in her possession or control without retaining either electronically stored or physical copies thereof, except to the extent otherwise mutually agreed between the Employee and the Company.

(c) Notwithstanding the confidentiality obligations set forth in this Section 15 or elsewhere in this Agreement, the Employee understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Employee further understands that if a court of law or arbitrator determines that she misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 15(c), then the Company may be entitled to an award of exemplary damages and attorneys' fees against her.

16. Remedies. The Employee acknowledges that any misappropriation or misuse of trade secrets or unauthorized disclosure of Confidential and Proprietary Information of the Company, and any violation of Sections 13 and 15 of this Agreement, will result in irreparable harm to the Company, and therefore, the Company shall, in addition to any other remedies, be entitled to immediate injunctive relief. In the event of a breach of any provision of this Agreement by the Employee, including Sections 13 and 15, the Company shall, without excluding other remedies available to them, be entitled to an award in an amount equal to the Transition Bonus Payment paid to her as of the date of such breach.

17. Cooperation Clause. The Employee agrees to cooperate with the Company’s and its legal counsel’s reasonable requests for information or assistance, including related to the Company’s finance and accounting matters, any Company internal investigation or review of compliance, legal or any other issues, response to any lawfully served civil or criminal subpoenas, and defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Employee was engaged in employment with the Company. The Company agrees to reimburse the Employee for any reasonable expenses incurred by the Employee in connection with such cooperation as long as the parties have discussed and agreed upon the expense before it is incurred. The Employee may retain independent counsel of her choice if she is personally named in any legal action related to her employment with the Company, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld. Except as required by law, or authorized in advance by the Company’s General Counsel, the Employee will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company or any of its directors or officers is being contemplated, concerning the operations of the Company or the legal positions taken by the Company. Except as required by law, if asked about any such individuals or matters, the Employee shall say: “I have no comment,” and shall direct the inquirer to the Company’s General Counsel. The Employee acknowledges that any violation of this Section 17 will result in irreparable harm to the Company and will, in addition to other available remedies, shall be entitled to immediate injunctive relief and to an award in an amount equal to the Transition Bonus Payment paid to her as the date of such breach.

18. Non-disparagement. Except as required by law, the Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and any director, officer or employee and/or the products and services of the Company to any third party. Except as required by law, the Company agrees that its directors and officers shall not disparage or otherwise publish or communicate derogatory statements about the Employee to any third party.

19. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any amount paid to Employee pursuant to the this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

21. Arbitration. The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Marin County, California, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 21 shall not restrict actions for equitable relief by the Company for violation of Sections 13, 15, 17 and 18 of this Agreement.

22. Dispute-Related Attorneys’ Fees. Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

23. Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

24. Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

25. Entire Agreement. This Agreement represents the sole and entire agreement among the parties, and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein, including the Employment Agreement.

26. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

27. Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

28. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

29. Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Employee’s rights under this Agreement are not assignable, except to his estate.

30. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by email; or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Employee: Shalini Sharp

Email:

If to the Company: Ultragenyx Pharmaceutical Inc.

Attn: General Counsel
60 Leveroni Court

Novato, CA 94949
Email: kparschauer@ultragenyx.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by email during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by email at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

EACH OF THE PARTIES ACKNOWLEDGES THAT SHE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EMPLOYEE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

“Employee”

Shalini Sharp

Dated: , 2021

“Company” ULTRAGENYX PHARMACEUTICAL INC.

By:

Name: ________________

Title: __________________

Dated: , 2021